Filed pursuant to Rule 424(b)(5)
Registration No. 333-215678

This preliminary prospectus supplement relates to an effective registration statement filed under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell the securities described herein and are not soliciting an offer to buy the securities described herein in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 24, 2017

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 24, 2017)

14,800,000 Shares

Patterson-UTI Energy, Inc.

Common Stock

We are offering 14,800,000 shares of our common stock.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “PTEN.” The last reported sales price of our common stock on the Nasdaq Global Select Market on January 23, 2017 was $26.42 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 5 of the accompanying base prospectus.

	Per Share of Common Stock	Total
Public Offering Price	$	$
Underwriting Discounts(1)	$	$
Proceeds to Us (before expenses)	$	$

(1)	We have also agreed to reimburse the underwriters for certain of their expenses in connection with this offering. See “Underwriting.”

We have granted the underwriters the option to purchase up to an additional 2,220,000 shares of common stock solely to cover over-allotments, if any, on the same terms and conditions set forth above within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about January     , 2017.

Joint Book-Running Managers

Goldman, Sachs & Co.	BofA Merrill Lynch	Scotia Howard Weil	Wells Fargo Securities

Prospectus Supplement dated January     , 2017.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common stock. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell common stock in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

None of Patterson-UTI Energy, Inc., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our common stock by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our common stock. Information in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is not legal, tax or business advice to any prospective investor.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part is the base prospectus, which gives more general information, some of which may not apply to this offering of common stock. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the common stock offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” on page S-33 of this prospectus supplement.

Industry and Market Data

The market data and certain other statistical information included in or incorporated by reference into this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. Although we believe these third party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” herein and also incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2015, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

Non-GAAP Financial Measure

We refer to the term Adjusted EBITDA throughout this prospectus supplement. Adjusted EBITDA is a supplemental financial measure not defined by United States generally accepted accounting principles, or GAAP. We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation, depletion, amortization and impairment expense. We present Adjusted EBITDA because we believe it provides to both management and investors additional

S-ii

information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss).

Please read “Summary—Summary Historical Consolidated Financial Data—Non-GAAP Financial Measure” for more information regarding our use of such measure and a reconciliation of Adjusted EBITDA to the most closely comparable financial measure calculated in accordance with GAAP.

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, without limitation, statements relating to: liquidity; revenue and cost expectations and backlog; financing of operations; oil and natural gas prices; source and sufficiency of funds required for building new equipment, upgrading existing equipment and additional acquisitions (if opportunities arise); impact of inflation; demand for our services; competition; equipment availability; government regulation; debt service obligations; and other matters. Our forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” or the negative thereof and other words and expressions of similar meaning. The forward-looking statements are based on certain assumptions and analyses we make in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from actual future results expressed or implied by the forward-looking statements. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page S-10, as well as, among others, risks and uncertainties relating to:

•	Uncertainty as to whether the conditions to closing our previously announced merger with Seventy Seven Energy Inc. (“SSE”) will be satisfied, including the required approval of our and SSE’s respective stockholders, or whether the SSE merger will be completed;

•	The diversion of management time on merger-related issues;

•	The ultimate timing, outcome and results of integrating our operations with those of SSE;

•	The effects of our business combination with SSE, including the combined company’s future financial condition, results of operations, strategy and plans;

•	Potential adverse reactions or changes to business relationships resulting from the announcement or completion of the SSE merger;

•	Expected benefits from the SSE merger and our ability to realize those benefits;

•	Expectations regarding regulatory approval of the SSE merger;

•	Whether merger-related litigation will occur and, if so, the results of any litigation, settlements and investigations;

•	Availability of capital and the ability to repay indebtedness when due;

•	Volatility in customer spending and in oil and natural gas prices that could adversely affect demand for our services and their associated effect on rates;

•	Loss of key customers;

•	Utilization, margins and planned capital expenditures;

•	Interest rate volatility;

•	Compliance with covenants under our debt agreements;

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•	Excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction;

•	Equipment specialization and new technologies;

•	Operating hazards attendant to the natural gas and oil business;

•	Failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed term contracts);

•	Difficulty in building and deploying new equipment;

•	Expansion and development trends of the oil and gas industry;

•	Weather;

•	Shortages, delays in delivery and interruptions in supply of equipment, supplies and materials;

•	The ability to retain management and field personnel;

•	The ability to effectively identify and enter new markets;

•	The ability to realize backlog;

•	Strength and financial resources of competitors;

•	Environmental risks and ability to satisfy future environmental costs;

•	Global economic conditions;

•	Operating costs;

•	Competition and demand for our services;

•	Liabilities from operations for which we or SSE, as applicable, do not have and receive full indemnification or insurance;

•	Governmental regulation;

•	Ability to obtain insurance coverage on commercially reasonable terms;

•	Financial flexibility; and

•	Other financial, operational and legal risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”).

We caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in our most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. The forward-looking statements speak only as of the date made and, other than as required by law, we do not undertake any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements concerning us, the SSE merger or other matters and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above.

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SUMMARY

This summary highlights selected information about us but does not include all the information that may be important to you. This prospectus supplement and the accompanying base prospectus include specific terms of the offering and information about our business and financial data. You should read carefully this prospectus supplement, the accompanying base prospectus, including the matters set forth under the caption “Risk Factors,” and the information incorporated by reference in this prospectus supplement before making an investment decision with respect to our common stock.

As used in this prospectus supplement, the “Company,” “we,” “our,” “us” or like terms mean Patterson-UTI Energy, Inc. and its consolidated subsidiaries, unless we state otherwise or the context otherwise requires.

Our Company

We are a Houston, Texas-based oilfield services company that owns and operates in the United States one of the largest fleets of land-based drilling rigs and a large fleet of pressure pumping equipment. Our contract drilling business operates in the continental United States and western Canada. We provide pressure pumping services to oil and natural gas operators primarily in Texas and the Appalachian region. We also own and invest in oil and natural gas assets that are primarily located in Texas and New Mexico as a non-operating working interest owner. Through our Warrior Rig Technologies subsidiary, we provide pipe handling components and related technology to drilling contractors around the world. As of January 22, 2017, we had a drilling fleet that included 161 APEX® rigs, and we had approximately 1.0 million hydraulic fracturing horsepower to provide pressure pumping services.

Recent Developments

SSE Merger

On December 12, 2016, we entered into an Agreement and Plan of Merger (the “merger agreement”) with Seventy Seven Energy Inc. (“SSE”), pursuant to which a subsidiary of ours will be merged with and into SSE, with SSE continuing as the surviving entity and a wholly owned subsidiary of us (the “SSE merger”). Under the merger agreement, we will acquire all of the issued and outstanding shares of common stock of SSE (“SSE common stock”) in exchange for approximately 49.6 million shares of our common stock, subject to certain downward adjustments set forth in the merger agreement. SSE provides contract drilling, pressure pumping and oilfield rental services in many of the most active oil and natural gas plays onshore in the United States. SSE owns a fleet of 40 AC drilling rigs, approximately 93% of which are pad capable, including 28 fit-for purpose PeakeRigs™. The remainder of SSE’s rig fleet includes 51 SCR rigs. Additionally, SSE owns approximately 500,000 horsepower of modern, efficient fracturing equipment located in the Anadarko Basin and Eagle Ford Shale. The SSE oilfield rentals business has a modern, well maintained fleet of premium rental tools, and provides specialized services for land-based oil and natural gas drilling, completion and workover activities.

The completion of the SSE merger is subject to satisfaction or waiver of certain closing conditions, including, but not limited to, approval by our and SSE’s respective stockholders and other closing conditions set forth in the merger agreement. Subject to closing conditions, the SSE merger is expected to be completed late in the first quarter or early in the second quarter of 2017. For more information on the terms of the SSE merger and the merger agreement, please read our Current Report on Form 8-K filed with the SEC on December 13, 2016, which is incorporated by reference herein.

We intend to use the net proceeds from this offering and, if required, borrowings under our revolving credit facility, to fund the repayment of SSE’s outstanding indebtedness upon closing of the SSE merger. However, consummation of this offering is not conditioned upon the completion of the SSE merger, and the consummation of this offering is not a condition to the completion of the SSE merger. As discussed above, the SSE merger is subject to a number of conditions. Accordingly, there can be no assurance that we will complete the SSE merger on the terms described herein or at all. If the SSE merger is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include repayment of outstanding indebtedness or investments in working capital. Please read “Use of Proceeds” and “Risk Factors—Risks Related to the Merger” in this prospectus supplement for more information.

Credit Facility Commitment Increase

On January 24, 2017, we entered into an agreement with certain lenders under our revolving credit facility to exercise approximately $95.8 million of the $100 million commitment increase feature available thereunder in order to increase the aggregate commitments under the revolving credit facility to approximately $595.8 million. The effectiveness of the aggregate commitment increase is subject to certain conditions, including the consummation of the SSE merger, the repayment and termination of the SSE credit facility and an offering of our common stock that results in gross offering proceeds to us of not less than $300 million by May 31, 2017, as well as other customary conditions. For more information, please see our Current Report on Form 8-K filed on January 24, 2017, which is incorporated by reference herein.

Preliminary Financial Results for the Three Months Ended December 31, 2016

Based upon our preliminary analysis, we currently expect revenues of approximately $247 million for the three months ended December 31, 2016, compared to revenues of $206 million for the three months ended September 30, 2016. Based upon our preliminary analysis, we currently expect a net loss of approximately $78.1 million, or $0.53 per share, for the three months ended December 31, 2016, compared to a loss of $84.1 million, or $0.58 per share, for the three months ended September 30, 2016. Based upon our preliminary analysis, we currently expect Adjusted EBITDA of approximately $44.0 million for the three months ended December 31, 2016, compared to Adjusted EBITDA of $40.1 million for the three months ended September 30, 2016. References to “per share” in this paragraph are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

Adjusted EBITDA is a supplemental financial measure not defined by GAAP. We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation, depletion, amortization and impairment expense. We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. Adjusted

EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income (loss).

	2016
	Fourth Quarter	Third Quarter
Reconciliation of Adjusted EBITDA to net loss:
Net loss	$(78,122)	$(84,143)
Income tax benefit	(43,677)	(49,428)
Net interest expense	8,590	10,181
Depreciation, depletion, amortization and impairment	157,225	163,464

Adjusted EBITDA	$44,016	$40,074

We have prepared the preliminary financial data for the fourth quarter of 2016 based on the most current information available to management. Our normal financial reporting processes with respect to this preliminary financial data have not been fully completed, and thus our actual financial results could be different from this preliminary financial data, and any differences could be material. The preliminary financial data included in this prospectus has been prepared by, and is the responsibility of, management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. You are cautioned not to place undue reliance on these estimates. This information is a summary of preliminary financial data and should be read in conjunction with the “Risk Factors” and our unaudited and audited combined financial statements and the accompanying notes appearing elsewhere in this prospectus.

Business Activity Update

As of January 22, 2017, our rig count was 77 rigs in the United States and two rigs in Canada, compared to the month of December 2016 where we had an average of 71 drilling rigs operating in the United States and two rigs in Canada. Additionally, in pressure pumping, we reactivated two frac spreads since mid-December at a cost of approximately $2 million per spread, including both operating and capital expenditures.

Corporate Information

Our principal executive offices are located at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064, and our telephone number is (281) 765-7100. Our website is www.patenergy.com. Information contained on our website (other than the documents listed under “Where You Can Find More Information”) or any other website is not incorporated by reference in, and does not constitute a part of, this prospectus supplement.

The Offering

Common stock offered by us	14,800,000 shares of common stock (or 17,020,000 shares of common stock if the underwriters exercise in full their option to purchase additional shares of common stock).

Common stock outstanding after this offering(1)	162,965,455 shares of common stock (or 165,185,455 shares of common stock if the underwriters exercise in full their option to purchase additional shares of common stock).

Use of proceeds	We expect to receive approximately $ million of net proceeds from this offering after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering and, if required, borrowings under our revolving credit facility, to fund the repayment of SSE’s outstanding indebtedness upon closing of the SSE merger. However, consummation of this offering is not conditioned upon the completion of the SSE merger, and the consummation of this offering is not a condition to the completion of the SSE merger. There can be no assurance that we will complete the SSE merger on the terms described herein or at all. If the SSE merger is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include repayment of outstanding indebtedness or investments in working capital. Please read “Use of Proceeds.”

Dividend policy	On December 22, 2016, we paid a dividend of $0.02 per share of outstanding common stock to our stockholders of record at the close of business on December 8, 2016. Any future decisions to pay dividends on our common stock will be at the discretion of our board of directors and will depend on the business conditions, results of operations, financial condition, terms of our debt agreements and other factors that the board of directors may deem relevant. The merger agreement prohibits us (unless consented to in advance by SSE, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of our common stock in excess of $0.02 per share per quarter until the earlier of the effective time of the SSE merger and the termination of the merger agreement in accordance with its terms.

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our common stock.

Listing and trading symbol	Our common stock is listed on the Nasdaq Global Select Market under the symbol “PTEN.”

(1)	Based on 148,165,455 shares of our common stock outstanding as of January 23, 2017.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following information has been derived from our consolidated financial statements as of September 30, 2016 and for the nine-month period ended September 30, 2016 and 2015, and as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015. Because the following information is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 both of which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.” The results of interim periods are not necessarily indicative of results that may be expected for the full year.

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(Unaudited)
	(in thousands, except share data)
Statement of operations data:
Operating revenues:
Contract drilling	407,578	951,616	1,153,892	1,838,830	1,679,611
Pressure pumping	248,428	580,752	712,454	1,293,265	979,166
Oil and natural gas	12,973	20,343	24,931	50,196	57,257

Total operating revenues	$668,979	$1,552,711	1,891,277	3,182,291	2,716,034

Operating costs and expenses:
Contract drilling	219,218	503,376	608,848	1,066,659	968,754
Pressure pumping	234,580	494,078	612,021	1,036,310	744,243
Oil and natural gas	5,586	8,096	11,500	13,102	12,909
Depreciation, depletion, amortization and impairment	511,209	689,457	864,759	718,730	597,469
Impairment of goodwill	—	124,561	124,561	—	—
Selling, general and administrative	51,671	58,335	74,913	80,145	73,852
Other operating (income) expense, net	(10,285)	4,984	1,647	(15,781)	(3,384)

Total operating costs and expenses	1,011,979	1,882,887	2,298,249	2,899,165	2,393,843

Operating income (loss)	(343,000)	(330,176)	(406,972)	283,126	322,191
Other expense	(31,397)	(26,104)	(35,477)	(28,843)	(25,750)

Income (loss) before income taxes	(374,397)	(356,280)	(442,449)	254,283	296,441
Income tax expense (benefit)	(133,885)	(120,452)	(147,963)	91,619	108,432

Net income (loss)	$(240,512)	$(235,828)	$(294,486)	$162,664	$188,009

Net income (loss) per common share:
Basic	$(1.65)	$(1.61)	$(2.00)	$1.12	$1.29

Diluted	$(1.65)	$(1.61)	$(2.00)	$1.11	$1.28

Weighted average number of common shares outstanding:
Basic	146,014	145,317	145,416	144,066	144,356

Diluted	146,014	145,317	145,416	145,376	145,303

Cash dividends per common share	$0.14	$0.30	$0.40	$0.40	$0.20

	As of September 30, 2016	As of December 31,
		2015	2014
	(Unaudited)
	(in thousands)
Balance sheet data:
Total assets	3,908,873	4,529,484	5,390,912
Borrowings under line of credit	15,000	—	303,000
Other long-term debt	598,351	787,900	667,029
Stockholders’ equity	2,324,126	2,561,131	2,905,810
Working capital	43,902	178,887	340,816

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(Unaudited)
	(in thousands)
Net cash provided by (used in):
Operating activities	$252,706	$806,039	$999,437	$728,726	$888,871
Investing activities	(61,972)	(592,300)	(722,962)	(1,195,409)	(652,075)
Financing activities	(267,586)	(174,095)	(199,264)	260,729	(97,119)

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
			(Unaudited)
	(in thousands)
Other financial data:
Adjusted EBITDA(1)	$168,261	$483,858	$582,382	$1,001,859	$921,351

(1)	Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation to the GAAP financial measure of net income (loss), please read “—Non-GAAP Financial Measure” below.

Non-GAAP Financial Measure

We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation, depletion, amortization and impairment expense. We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss).

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income (loss).

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(Unaudited)
	(in thousands)
Adjusted EBITDA reconciliation to net income (loss):
Net income (loss)	$(240,512)	$(235,828)	$(294,486)	$162,664	$188,009
Income tax expense (benefit)	(133,885)	(120,452)	(147,963)	91,619	108,432
Net interest expense	31,449	26,120	35,511	28,846	27,441
Depreciation, depletion, amortization and impairment	511,209	689,457	864,759	718,730	597,469
Impairment of goodwill	—	124,561	124,561	—	—

Adjusted EBITDA	$168,261	$483,858	$582,382	$1,001,859	$921,351

Summary Unaudited Pro Forma Condensed Combined Financial Information

The summary unaudited pro forma condensed combined financial information presented below reflects the pro forma effect of the SSE merger described under “—Recent Developments—SSE Merger.” The summary unaudited pro forma condensed combined consolidated statement of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015 have been prepared to give effect to the SSE merger as if it had occurred on January 1, 2015. The unaudited pro forma condensed combined balance sheet data at September 30, 2016 have been prepared to give effect to the merger as if it had occurred on September 30, 2016. The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only to reflect the SSE merger and it does not represent what our actual results of operations or financial position would have been had the transaction occurred on January 1, 2015, nor does it project our results of operations or financial position for any future periods. The summary unaudited pro forma condensed combined financial information does not give effect to this offering or the use of proceeds therefrom. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations.

The following information should be read in conjunction with our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016, as well as unaudited pro forma condensed consolidated financial information and SSE’s consolidated financial statements contained in our Current Report on Form 8-K filed with the SEC on January 23, 2017. See “Where You Can Find More Information.”

	Year Ended December 31, 2015	Nine months Ended September 30, 2016
	(in thousands, except per share amounts)
Pro Forma Condensed Combined Statement of Operations Information:
Revenue	$3,022,502	$1,082,554
Loss from continuing operations attributable to Patterson-UTI/SSE	(341,262)	(329,767)
Loss per share from continuing operations attributable to Patterson-UTI/SSE, basic	(1.75)	(1.69)
Loss per share from continuing operations attributable to Patterson-UTI/SSE, diluted	(1.75)	(1.69)

As of September 30, 2016
(in thousands)
Pro Forma Condensed Combined Balance Sheet Information:
Cash and cash equivalents	$59,976
Total assets	5,781,912
Long-term debt	995,373
Stockholders’ equity	3,670,409

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider all of the information contained under “Risk Factors” on page 5 of the accompanying base prospectus, as well as the information contained under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our subsequent Quarterly Reports, which are incorporated by reference in this prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus supplement. This prospectus supplement and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in this prospectus supplement and in the documents incorporated by reference. If any of these risks occur, our business, financial condition or results of operation could be materially adversely affected.

Risks Related to the SSE Merger

The SSE merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all.

The SSE merger is subject to a number of conditions, including those listed in “Recent Developments—SSE Merger” in this prospectus supplement, certain of which are beyond our control and may prevent, delay or otherwise materially adversely affect completion of the merger. Notably, the completion of the SSE merger is conditioned on receiving the approval of both our and SSE’s respective stockholders. At any time prior to the receipt of such approvals, each of our board of directors and the board of directors of SSE may change its recommendation with respect to the SSE merger, in each case in response to a superior proposal or an intervening event if the applicable board of directors determines in good faith, after consultation with its outside counsel, that, among other things, the failure to do so would be inconsistent with its fiduciary duties under applicable law and complies with certain other specified conditions. Consequently, we cannot predict whether and when these conditions will be satisfied. Any delay in completing the SSE merger could cause the combined company not to realize some or all of the benefits that we expect to achieve if the SSE merger is successfully completed within its expected time frame.

Current Patterson-UTI stockholders will have a reduced ownership and voting interest in the combined company after the SSE merger.

We will issue up to 49,559,000 shares of common stock to SSE stockholders in the SSE merger. As a result of these issuances, SSE stockholders are expected to hold up to approximately 25% of the combined company’s outstanding common stock immediately following completion of the SSE merger, without giving effect to the issuance of our common stock in this offering.

Our stockholders currently have the right to vote for our directors and on other matters affecting our company. Each of our stockholders will remain a stockholder of our company with a percentage ownership of the combined company that will be smaller than the stockholder’s percentage of our company prior to the SSE merger. As a result of these reduced ownership percentages, our stockholders will have less voting power in the combined company than they now have with respect to our company.

Uncertainties associated with the SSE merger may cause a loss of key employees, which could adversely affect the future business and operations of the combined company.

We are dependent on the experience and industry knowledge of our officers and other key employees to execute our business plan. Our success until the SSE merger and the combined company’s success after the SSE merger will depend in part upon our ability to retain key employees. Current and prospective employees may experience uncertainty about their roles within the combined company following the SSE merger, which may have an adverse effect on our ability to attract or retain key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key employees to the same extent that we have previously been able to attract or retain our own employees.

Failure to complete the SSE merger could negatively impact our future business and financial results.

We cannot make any assurances that we will be able to satisfy all of the conditions to the SSE merger or succeed in any litigation brought in connection with the SSE merger. If the SSE merger is not completed, our financial results may be adversely affected and we will be subject to several risks, including but not limited to:

•	being required to pay SSE a termination fee of either $40,000,000 or $100,000,000, in each case under certain circumstances provided in the merger agreement;

•	payment of costs relating to the SSE merger, such as legal, accounting, financial advisor and printing fees, regardless of whether the merger is completed;

•	the focus of our management team on the SSE merger instead of the pursuit of other opportunities that could have been beneficial to us; and

•	the potential occurrence of litigation related to any failure to complete the SSE merger.

In addition, if the SSE merger is not completed, we may experience negative reactions from the financial markets and from our customers and employees. If the SSE merger is not completed, we cannot assure our stockholders that these risks will not materialize and will not materially and adversely affect our business, financial results and stock price.

The merger agreement contains provisions that limit our ability to pursue alternatives to the SSE merger, could discourage a potential competing acquiror of us from making a favorable alternative transaction proposal and, in specified circumstances, could require us to pay a termination fee to SSE.

The merger agreement contains “non-solicitation” provisions that, subject to limited exceptions, restrict our ability to, among other things, directly or indirectly, solicit, initiate, facilitate, knowingly encourage or induce or take any action that could be reasonably expected to lead to the making, submission or announcement of a proposal competing with the transactions contemplated by the merger agreement. In addition, while our board of directors has the ability, in certain circumstances, to change its recommendation of the transaction to our stockholders, we cannot terminate the merger agreement to accept an alternative proposal, and SSE generally has an opportunity to modify the terms of the SSE merger and the merger agreement in response to any alternative proposals that may be made before our board of directors may withdraw or modify its recommendation. Moreover, in certain circumstances, we may be required to pay up to $7,500,000 of SSE’s expenses or we may be required to pay SSE a termination fee of either $40,000,000 or $100,000,000.

These provisions could discourage a potential third party that might have an interest in acquiring all or a significant portion of us from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the SSE merger. In addition, these provisions might result in a potential third party acquirer proposing to pay a lower price to our stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and we determine to seek another business combination, we may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the SSE merger.

Completion of the SSE merger may trigger change in control or other provisions in certain agreements to which SSE is a party.

The completion of the SSE merger may trigger change in control or other provisions in certain agreements to which SSE is a party. If we and SSE are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if we and SSE are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to SSE or the combined company.

We and SSE may be unable to obtain the regulatory clearances and approvals required to complete the SSE merger or, in order to do so, we may be required to comply with material restrictions or conditions.

Under the HSR Act, neither we nor SSE may complete the merger until required information and materials are furnished to the U.S. Department of Justice (“DOJ”) and the U.S. Federal Trade Commission (“FTC”), and the applicable waiting period under the HSR Act terminates or expires. On January 3, 2017, we and SSE filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. On January 13, 2017, we and SSE were notified by the FTC that the early termination of the waiting period under the HSR Act had been granted.

The SSE merger may also be subject to the regulatory requirements of other municipal, state, federal, or foreign governmental agencies and authorities. Regulatory entities may impose certain requirements or obligations as conditions for their approval or in connection with their review.

The merger agreement may require us to accept conditions from these regulators that could adversely impact the combined company without us having the right to refuse to close the SSE merger on the basis of those regulatory conditions. We cannot provide any assurance that we will obtain the necessary clearances or approvals, or that any required conditions will not have a material adverse effect on the combined company following the SSE merger or result in the abandonment of the merger.

Additionally, even after the above-described statutory waiting periods have expired, and even after completion of the SSE merger, governmental authorities could seek to challenge the SSE merger. We may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

The pendency of the SSE merger could adversely affect our business and operations.

In connection with the pending merger, some of our customers or vendors may delay or defer decisions, which could negatively affect our revenues, earnings, cash flows and expenses, regardless of whether the SSE merger is completed. Similarly, our current and prospective employees may experience uncertainty about their future roles with the combined company following the SSE merger, which may materially adversely affect our ability to attract, retain and motivate key personnel during the pendency of the SSE merger and which may materially adversely divert attention from the daily activities of our existing employees.

In addition, due to operating covenants in the merger agreement, we may be unable, during the pendency of the SSE merger, to pursue strategic transactions, undertake significant capital projects,

undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial to us. Further, the process of seeking to accomplish the SSE merger could also divert the focus of management from pursuing other opportunities that could be beneficial to us, without realizing any of the benefits which might have resulted had the SSE merger been completed.

Risks Related to the Combined Company Following the SSE Merger

The following risks are not meant to be exhaustive and should be read in conjunction with the information contained under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in subsequent Quarterly Reports filed by us, which reports are incorporated by reference in this prospectus supplement.

The combined company’s debt may limit its financial flexibility.

As of January 23, 2017, we had $10 million outstanding under our revolving credit facility and a total of $600 million in principal amount of senior notes outstanding. In connection with consummation of the SSE merger, we intend to repay all of the outstanding indebtedness of SSE using the net proceeds from this offering and, if required, borrowings under our revolving credit facility. Assuming that the SSE merger had been completed on September 30, 2016, the combined company would have had approximately $995 million of consolidated debt on a pro forma basis. Assuming that this offering had also been completed on September 30, 2016, and the net proceeds from this offering used to reduce debt, the combined company would have had approximately $         million of consolidated debt on a pro forma as adjusted basis.

In addition, the combined company may incur additional debt from time to time in connection with the financing of operations, acquisitions, recapitalizations and refinancings. The level of the combined company’s debt could have several important effects on future operations, including, among others:

•	a significant portion of the combined company’s income from operations may be applied to the payment of principal and interest on the debt and will not be available for other purposes;

•	covenants contained in the combined company’s existing and future debt arrangements may require the combined company to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•	the combined company’s ability to obtain additional financing for capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

•	the combined company may not be able to refinance or extend the term of the existing debt on favorable terms or at all which would have a material effect on its ability to continue operations;

•	the combined company may be at a competitive disadvantage to similar companies that have less debt;

•	the combined company’s vulnerability to adverse economic and industry conditions may increase; and

•	the combined company may face limitations on its flexibility to plan for and react to changes in its business and the industries in which it operates.

The failure to integrate successfully our business and SSE’s business in the expected timeframe would adversely affect the combined company’s future results following the SSE merger.

The SSE merger involves the integration of two companies that currently operate independently. The success of the SSE merger will depend—in large part—on the ability of the combined company to realize the anticipated benefits, including cost savings, innovation and operational efficiencies, from combining our business with SSE’s business. To realize these anticipated benefits, our business and SSE’s business must be successfully integrated. This integration will be complex and time-consuming. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not achieving the anticipated benefits of the SSE merger.

Potential difficulties that may be encountered in the integration process include the following:

•	integrating our business and SSE’s business in a manner that permits the combined company to achieve the full benefit of synergies, cost savings and operational efficiencies that are anticipated to result from the SSE merger;

•	complexities associated with managing the larger, more complex combined business;

•	complexities associated with integrating the workforces of the two companies;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the SSE merger, including one-time cash costs to integrate the two companies that may exceed the anticipated range of such one-time cash costs that we and SSE estimated as of the date of execution of the merger agreement;

•	difficulty or inability to refinance the debt of the combined company or comply with the covenants thereof;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the SSE merger and integrating the companies’ operations; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, systems, procedures and policies.

Any of these difficulties in successfully integrating our business and SSE’s business, or any delays in the integration process, could adversely affect the combined company’s ability to achieve the anticipated benefits of the SSE merger and could adversely affect the combined company’s business, financial results, financial condition and stock price. Even if the combined company is able to integrate our business operations and SSE’s business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that we and SSE currently expect from this integration or that these benefits will be achieved within the anticipated time frame.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the SSE merger.

Following the SSE merger, the size of the business of the combined company will increase significantly beyond the current size of either our business or SSE’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the SSE merger.

The combined company is expected to incur substantial expenses related to the SSE merger and our integration with SSE.

The combined company is expected to incur substantial expenses in connection with the SSE merger and our integration with SSE. There are a large number of processes, policies, procedures,

operations, technologies and systems that must be integrated, including accounting and finance, asset management, benefits, billing, drilling and pressure pumping data solutions, health, safety and environment, human resources, maintenance, marketing, payroll and purchasing. While we and SSE have assumed that a certain level of expenses will be incurred, there are many factors beyond our control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses could result in the combined company’s taking charges against earnings following the completion of the SSE merger, and the amount and timing of any such charges are uncertain at present.

The unaudited pro forma financial information included and incorporated by reference in this document is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the SSE merger.

The unaudited pro forma financial information contained and incorporated by reference in this document is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the SSE merger for several reasons. For more information, please see our Current Report on Form 8-K filed on January 23, 2017, which is incorporated by reference herein. The actual financial condition and results of operations of the combined company following the SSE merger may not be consistent with—or evident from—this unaudited pro forma financial information. In addition, the assumptions used in preparing the unaudited pro forma financial information may prove to be inaccurate, and other factors may affect the combined company’s financial condition or results of operations following the SSE merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

Uncertainty about the SSE merger and diversion of management could harm the combined company following the SSE merger.

The combined company’s success will be dependent upon the experience and industry knowledge of its officers and other key employees. The SSE merger could result in current and prospective employees’ experiencing uncertainty about their future with the combined company following the SSE merger. These uncertainties may impair the ability of the combined company to retain, recruit or motivate key personnel. In addition, completion of the SSE merger and integrating the companies’ operations will require a significant amount of time and attention from management of the two companies. The diversion of management’s attention away from ongoing operations could adversely affect business relationships of the combined company following the SSE merger.

Fluctuations in oil and natural gas prices could adversely affect drilling, completion and production activities by oil and natural gas companies and the combined company’s valuation, revenues, cash flows and profitability.

Following the completion of the SSE merger, the combined company’s operations will depend on the level of spending by oil and gas companies for drilling, completion and production activities. Both short-term and long-term trends in oil and natural gas prices affect these levels. Oil and natural gas prices, as well as the level of drilling, completion and production activity, can be highly volatile. For example, in 2016, oil prices were as high as $54.01 per barrel and as low as $26.19 per barrel. Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries, affect both the demand for, and the supply of, oil and natural gas.

Weather conditions, governmental regulation (both in the United States and elsewhere), levels of consumer demand, the availability of pipeline capacity and other factors that will be beyond the control of the combined company may also affect the supply of, demand for, and price of oil and natural gas. Lower oil and natural gas prices may cause some of the combined company’s customers to terminate, seek to renegotiate or fail to honor their drilling contracts and affect the fair market value of its assets, which in turn could result in impairments of assets. A sustained period of low prices or further decline in oil and natural gas prices could adversely impact the combined company’s cash forecast models used to determine whether the carrying value of its long-lived assets exceeds its future cash flows, which could result in future impairment to its long-lived assets. A prolonged period of lower oil and natural gas prices could also affect the combined company’s ability to retain skilled personnel and affect its ability to access capital to finance and grow its business. There can be no assurances as to the future level of demand for the combined company’s services or future conditions in the oil and natural gas and oilfield services industries.

Business issues currently faced by us or SSE may be imputed to the operations of the other.

To the extent that either we or SSE currently has or is perceived by customers to have operational challenges, such as service performance, safety issues or workforce issues, those challenges may raise concerns by existing customers of the other company following the SSE merger, which may limit or impede the combined company’s future ability to obtain additional work from those customers.

The market value of our common stock could decline if large amounts of our common stock are sold following the SSE merger.

Following the SSE merger, our stockholders and former stockholders of SSE will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current stockholders of us and SSE may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, including in order to comply with institutional investing guidelines, to increase diversification, to track any rebalancing of stock indices in which our common stock is included, to respond to the risk profile of the combined company or to realize a gain. If, following the SSE merger, large amounts of our common stock are sold, the price of our common stock could decline.

The combined company may not be able to utilize a portion of SSE’s or our net operating loss carryforwards (“NOLs”) to offset future taxable income for U.S. federal tax purposes, which could adversely affect the combined company’s net income and cash flows.

As of September 30, 2016, SSE had federal income tax NOLs of approximately $146.5 million, net of estimated cancellation of indebtedness income, which will expire between 2034 and 2036, and, as of December 31, 2016, we had federal income tax NOLs of approximately $483.8 million, which will expire between 2035 and 2036. Utilization of these NOLs depends on many factors, including the combined company’s future taxable income, which cannot be predicted with any accuracy. In addition, Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”) generally imposes an annual limitation on the amount of an NOL that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382). Determining the limitations under Section 382 is technical and highly complex. An ownership change generally occurs if one or more shareholders (or groups of shareholders) who are each deemed to own at least 5% of the corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. In the event that an ownership change has occurred—or were to occur—with respect to a corporation following its recognition of an NOL, utilization of such NOL would be subject to an annual limitation under Section 382, generally determined by multiplying the value of the corporation’s stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in Section 382. However, this annual limitation would be increased under certain circumstances by recognized built-in gains of the corporation existing at the time of the ownership change. Any unused annual limitation with respect to an NOL generally may be carried over to later years, subject to the expiration of the NOL 20 years after it arose.

SSE underwent an ownership change in 2016 as a result of its emergence from Chapter 11 bankruptcy proceedings, and we believe SSE will undergo another ownership change as a result of its acquisition pursuant to the SSE merger, and the corresponding annual limitation associated with either of those changes in ownership could prevent the combined company from fully utilizing—prior to their expiration—SSE’s NOLs as of the effective time of the SSE merger. While the issuance of stock contemplated herein would, standing alone, be insufficient to result in an ownership change with respect to us, we cannot assure you that we will not undergo an ownership change as a result of this offering taking into account other changes in ownership of our stock occurring within the relevant three-year period described above, including the SSE merger if it is completed. If we were to undergo an ownership change, the combined company may be prevented from fully utilizing our NOLs at the time of the ownership change prior to their expiration. Future changes in stock ownership or future regulatory changes could also limit the combined company’s ability to utilize SSE’s or our NOLs. To the extent the combined company is not able to offset future taxable income with SSE’s or our NOLs, the combined company’s net income and cash flows may be adversely affected.

Risks Related to SSE’s Business

The following information describes certain risks specifically applicable to SSE’s business that could materially affect our financial condition or results of operation following the consummation of the SSE merger. On June 30, 2014, SSE separated from Chesapeake Energy Corporation (“CHK”) in a series of transactions, which are collectively referred to below as the “spin-off.”

SSE identified a material weakness in its internal control over financial reporting that could, if not remediated, result in material misstatements in its financial statements.

A material weakness in SSE’s controls over financial reporting has existed since December 31, 2015, related to SSE’s review of the accuracy and support of certain assumptions related to property and equipment impairment assessments, which impacts its analysis of the recoverability of the carrying value of property and equipment. As of September 30, 2016, SSE’s management, with the participation of its chief executive officer and chief financial officer, evaluated the effectiveness of the design and operation of its disclosure controls and procedures pursuant to Rule 13a-15(b) and 15d-15(b) of the Exchange Act. Based upon that evaluation and because of the material weakness noted above, SSE’s chief executive officer and chief financial officer concluded that SSE’s disclosure controls and procedures were not effective as of December 31, 2015.

SSE is taking specific steps to remediate the material weakness that it identified; however, the material weakness will not be remediated until the necessary controls have been implemented and it has determined the controls to be operating effectively. Because the reliability of the internal control process requires repeatable execution, the successful remediation of this material weakness will require review and evidence of effectiveness prior to concluding that the controls are effective. In addition, SSE may need to take additional measures to address the material weakness or modify the remediation steps, and it cannot be certain that the measures it has taken, and expects to take, to improve its internal controls will be sufficient to address the issues identified, to ensure that its internal controls are effective or to ensure that the identified material weakness will not result in a material misstatement of its annual or interim consolidated financial statements. Implementing any appropriate changes to SSE’s internal controls may distract SSE’s officers and employees from other management duties and require material cost to implement new process or modify its existing processes. If SSE is unable to correct the material weakness or deficiencies in internal controls in a timely manner, SSE’s ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could negatively affect the price of SSE’s common stock, cause investors to lose confidence in SSE’s reported financial information, subject SSE to civil and criminal investigations and penalties, and generally materially and adversely affect SSE’s business and financial condition.

Although SSE is committed to continuing to improve its internal control processes to ensure the adequacy of the internal controls over financial reporting, any control system, regardless of how well designed, operated and evaluated, can provide only reasonable, not absolute, assurance that its objectives will be met. Therefore, SSE cannot be certain that, in the future, additional material weaknesses or significant deficiencies will not exist or otherwise be discovered. If SSE’s efforts to address a material weakness identified are not successful, or if other deficiencies occur, these weaknesses or deficiencies could result in misstatements of SSE’s annual or interim consolidated financial statements, negatively affect the price of SSE’s common stock, cause investors to lose confidence in its reported financial information, subject SSE to civil and criminal investigations and penalties, and generally materially and adversely affect SSE’s business and financial condition.

SSE is dependent on Chesapeake Energy Corporation (“CHK”) for a majority of its revenues. Therefore, SSE is indirectly subject to the business and financial risks of CHK. SSE has no control over CHK’s business decisions and operations, and CHK is under no obligation to adopt a business strategy that is favorable to SSE.

SSE currently provides a significant percentage of its oilfield services and equipment to CHK and its working interest partners. For the nine months ended September 30, 2016 and the years ended December 31, 2015, 2014 and 2013, CHK and its working interest partners accounted for approximately 63%, 70%, 81% and 90% of SSE’s revenues, respectively. If CHK ceases to engage SSE on terms that are attractive to SSE during any period, SSE’s business, financial condition and results of operations would be materially adversely affected during such period. Accordingly, SSE is indirectly subject to the business and financial risks of CHK, some of which are the following:

•	the volatility of oil and natural gas prices, which could have a negative effect on the value of CHK’s oil and natural gas properties, its drilling program, its ability to finance its operations and its willingness to allocate capital toward exploration and development activities;

•	the availability of capital on favorable terms to fund CHK’s exploration and development activities;

•	its discovery rate of new oil and natural gas reserves and the speed at which it develops such reserves;

•	uncertainties inherent in estimating quantities of natural gas and oil reserves and projecting future rates of production;

•	its drilling and operating risks, including potential environmental liabilities;

•	pipeline, storage and other transportation capacity constraints and interruptions;

•	adverse effects of governmental and environmental regulation; and

•	losses from pending or future litigation.

In particular, CHK has generally made capital expenditures in excess of its operating cash flows. To fund these expenditures, CHK obtained capital from its revolving credit facility, the debt capital markets, oil and natural gas asset sales and other sources. If CHK is unable to generate cash flow from operations sufficient to fund its capital expenditures, CHK may be required to reduce its drilling and completion activities, which could have a material adverse impact on SSE’s business, financial condition and results of operations.

SSE is subject to continuing contingent tax liabilities of CHK following the spin-off.

Under the Code and the related rules and regulations, each corporation that was a member of CHK’s consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the spin-off is jointly and severally liable for the federal income tax liability of the entire consolidated tax reporting group for that taxable period. SSE has entered into a tax sharing agreement with CHK that allocates the responsibility for prior year taxes of CHK’s consolidated tax reporting group between SSE and CHK and its subsidiaries. However, if CHK were unable to pay, SSE nevertheless could be required to pay the entire amount of such taxes.

SSE’s tax sharing agreement limits its ability to take certain actions and may require SSE to indemnify CHK for significant tax liabilities which cannot be precisely quantified at this time.

Under the terms of SSE’s tax sharing agreement with CHK, SSE generally is responsible for all taxes attributable to its business, whether accruing before, on or after the date of the spin-off, and CHK generally is responsible for any taxes arising from the spin-off or certain related transactions that are imposed on SSE, CHK or its other subsidiaries. Although CHK generally will be responsible for any taxes arising from the spin-off, SSE would be responsible for any such taxes to the extent such taxes result from certain actions or failures to act by SSE that occur after June 30, 2014, the effective date of the tax sharing agreement. SSE’s liabilities under the tax sharing agreement could have a material adverse effect on SSE. At this time, SSE cannot precisely quantify the amount of liabilities it may have under the tax sharing agreement and there can be no assurances as to their final amounts.

In addition, in the tax sharing agreement SSE covenanted not to take any action, or fail to take any action, after the effective date of the tax sharing agreement, which action or failure to act is inconsistent with the spin-off qualifying under Sections 355 and 368(a)(1)(D) of the Code. As a result, SSE might determine to continue to operate certain of its business operations for the foreseeable future even if a sale or discontinuance of such business might otherwise have been advantageous.

Potential indemnification liabilities to CHK pursuant to a master separation agreement could materially adversely affect SSE.

SSE’s master separation agreement with CHK provides for, among other things, provisions governing the relationship between SSE and CHK resulting from the spin-off. Among other things, the master separation agreement provides for indemnification obligations designed to make SSE financially responsible for substantially all liabilities that may exist relating to its business activities incurred after the spin-off. If SSE is required to indemnify CHK under the circumstances set forth in the master separation agreement, SSE may be subject to substantial liabilities. Additionally, in certain circumstances, SSE will be prohibited from making an indemnity claim until it first seeks an insurance recovery.

In connection with SSE’s separation from CHK, CHK indemnified SSE for certain liabilities. However, there can be no assurance that the indemnities will be sufficient to insure SSE against the full amount of such liabilities, or that CHK’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the master separation agreement and tax sharing agreement, CHK agreed to indemnify SSE for certain liabilities. However, third parties could seek to hold SSE responsible for any of the liabilities that CHK has agreed to retain, and there can be no assurance that the indemnity from CHK will be sufficient to protect SSE against the full amount of such liabilities, or that CHK will be able to fully satisfy its indemnification obligations. Moreover, even if SSE ultimately succeeds in recovering from CHK any amounts for which SSE is held liable, SSE may be temporarily required to bear these losses. If CHK is unable to satisfy its indemnification obligations, the underlying liabilities could have a material adverse effect on SSE’s business, financial condition and results of operations.

USE OF PROCEEDS

We expect to receive approximately $         million of net proceeds from this offering after deducting underwriting discounts and commissions and estimated offering expenses (or $         million if the underwriters exercise their option to purchase additional shares in full).

We intend to use the net proceeds from this offering and, if required, borrowings under our revolving credit facility, to fund the repayment of SSE’s outstanding indebtedness upon closing of the SSE merger. However, consummation of this offering is not conditioned upon the completion of the SSE merger, and the consummation of this offering is not a condition to the completion of the SSE merger. There can be no assurance that we will complete the SSE merger on the terms described herein or at all. If the SSE merger is not consummated, we intend to use the net proceeds of this offering for general corporate purposes, which may include repayment of outstanding indebtedness or investments in working capital. Please read “Summary—Recent Developments” for more information regarding the SSE merger.

As of January 22, 2017, SSE’s outstanding indebtedness of approximately $473.3 million consisted of a term loan in an outstanding amount of $390 million and an incremental term loan in an outstanding amount of $83.3 million, together bearing interest at a weighted average rate of 4.96%. The term loans mature in June 2020 and June 2021, respectively.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2016:

•	on an actual basis;

•	on a pro forma basis giving effect to the consummation of the SSE merger, as described in our Current Report on Form 8-K filed with the SEC on January 23, 2017; and

•	on a pro forma as-adjusted basis to give effect to this offering and our application of the net proceeds therefrom in the manner described in “Use of Proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds” and our historical unaudited consolidated financial statements and the accompanying notes incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and our unaudited pro forma condensed combined financial information and related notes thereto incorporated by reference from our Current Report on Form 8-K filed on January 23, 2017.

	As of September 30, 2016
	Actual	Pro Forma		Pro Forma As Adjusted
	(Unaudited)
	(in thousands)
Cash and cash equivalents	$36,972	$59,976

Long-term debt, including current maturities:
4.97% Senior A Notes Due 2020(1)	$299,259	$299,259		$299,259
4.27% Senior B Notes Due 2022(2)	299,092	299,092		299,092
Revolving Credit Facility	15,000	397,022	(4)

Total debt	613,351	995,373

Shareholders’ equity:
Common stock, $0.01 par value, 300,000,000 shares authorized, (i) 148,118,449 actual shares issued and outstanding, (ii) 197,669,448 pro forma shares issued and outstanding and (iii) 212,469,448 pro forma as adjusted shares issued and outstanding(3)	1,036,683	2,399,556
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued or outstanding	—	—		—
Retained earnings	2,197,424	2,180,834
Treasury stock, 43,376,292 shares	(910,656)	(910,656)		(910,656)
Accumulated other comprehensive income (loss)	675	675		675

Total stockholders’ equity	2,324,126	3,670,409

Total capitalization	$2,937,477	$4,665,782

(1)	Face amount of $300 million net of debt issuance costs of $741,000.
(2)	Face amount of $300 million net of debt issuance cost of $908,000.
(3)	Upon consummation of the SSE merger, we will issue approximately 49.6 million shares of our common stock, subject to certain downward adjustments set forth in the merger agreement.
(4)	Reflects the repayment of SSE’s long-term debt at gross value of $475 million using $92.5 million of proceeds from the exercise of SSE warrants and $382 million of proceeds from borrowings under our revolving credit facility.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed for trading on the Nasdaq Global Select Market under the symbol “PTEN”. The table below sets forth, for the periods indicated, the high and low sales prices per share of our common stock since January 1, 2015 as well as the amount of cash dividends declared and paid during each quarter since January 1, 2015.

	Common Stock Price Range		Dividends Per Share	Record Date	Payment Date
	High	Low
2017
1st Quarter (through January 23, 2017)	$29.02	$26.20	(1)	(1)	(1)
2016
4th Quarter	$29.56	$20.79	(2)	(2)	(2)
3rd Quarter	$22.66	$17.61	$0.02	December 8, 2016	December 22, 2016
2nd Quarter	$22.12	$16.06	$0.02	September 8, 2016	September 22, 2016
1st Quarter	$18.75	$10.94	$0.02	June 9, 2016	June 23, 2016
2015
4th Quarter	$17.45	$12.82	$0.10	March 10, 2016	March 24, 2016
3rd Quarter	$18.80	$12.97	$0.10	December 10, 2015	December 24, 2015
2nd Quarter	$23.11	$18.30	$0.10	September 10, 2015	September 24, 2015
1st Quarter	$19.70	$13.30	$0.10	June 10, 2015	June 24, 2015

(1)	We currently issue a quarterly dividend. Any future decisions to pay dividends on our common stock will be at the discretion of our board of directors and will depend on the business conditions, results of operations, financial condition, terms of our debt agreements and other factors that the board of directors may deem relevant. The merger agreement prohibits us (unless consented to in advance by SSE, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of our common stock in excess of $0.02 per share per quarter until the earlier of the effective time of the SSE merger and the termination of the merger agreement in accordance with its terms.
(2)	A dividend attributable to the quarter ending December 31, 2016 has not yet been declared or paid.

On January 23, 2017, the closing price of our common stock was $26.42 per share. As of January 23, 2017, we had approximately 1,126 holders of record of our common stock. This number excludes owners for whom common stock may be held in “street” name.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

Distributions of cash or property on our common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is treated as a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for our common stock.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is treated as a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our common stock were not considered to be regularly traded on an established securities market during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a U.S. person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on their investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is acting as the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC.

Total	14,800,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 2,220,000 shares from us solely for the purpose of covering over-allotments, if any The underwriters may exercise that option at any time within 30 days of the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,220,000 additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. After the initial offering of the shares, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and other parties have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 60 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans or shares of common stock to be issued under the merger agreement.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option described above.

“Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

We estimate that the total expenses of the offering to be borne by us will be approximately $1.0 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of its various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC are lenders under our revolving credit facility and an affiliate of Scotia Capital (USA) Inc. is a letter of credit issuer under our letter of credit facility.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each of the underwriters has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Canadian Residents

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities described herein. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the shares and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the shares in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of shares acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the shares outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the shares will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the shares and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the shares or with respect to the eligibility of the shares for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the shares described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Patterson-UTI Energy, Inc. for the year ended December 31, 2015 and the audited historical financial statements of Seventy Seven Energy Inc. included as Exhibit 99.1 to Patterson-UTI Energy, Inc.’s Current Report on Form 8-K dated January 23, 2017 have been so incorporated in reliance on the reports (which the Seventy Seven Energy Inc. report contains an explanatory paragraph relating to Seventy Seven Energy Inc. actively exploring and evaluating strategic alternatives to reduce the level of its long-term debt and lower its future cash interest obligations) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below, any documents we may file pursuant to the Exchange Act after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Stockholders, filed with the SEC on April 15, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our Current Reports on Form 8-K filed on June 2, 2016, July 12, 2016, December 13, 2016, January 5, 2017, January 17, 2017, January 23, 2017 and January 24, 2017 (two reports); and

•	the description of Patterson-UTI Energy, Inc. common stock contained in our registration statement on Form S-4 filed with the SEC on July 24, 2003, including any subsequently filed amendments and reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Patterson-UTI Energy, Inc.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

PROSPECTUS

Patterson-UTI Energy, Inc.

Common Stock

We may offer and sell shares of our common stock, par value $0.01 (“common stock”), from time to time at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We may offer and sell the shares of common stock through agents, through underwriters or dealers or directly to one or more purchasers, including existing shareholders. This prospectus provides you with a general description of our common stock and the general manner in which we will offer these securities. Each time shares of our common stock are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “PTEN.”

Our principal executive offices are located at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064, and our telephone number at that address is (281) 765-7100.

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See “Risk Factors” on page 5 of this prospectus for information on certain risks related to the purchase of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 24, 2017.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized any dealer, salesperson or other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell the securities described in this prospectus in one or more offerings. This prospectus generally describes Patterson-UTI Energy, Inc. and the shares of common stock that we may offer. Each time securities are offered by means of this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add or update in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before buying any of the securities being offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

ABOUT PATTERSON-UTI ENERGY, INC.

We are a Houston, Texas-based oilfield services company that owns and operates in the United States one of the largest fleets of land-based drilling rigs and a large fleet of pressure pumping equipment. Our contract drilling business operates in the continental United States and western Canada. We provide pressure pumping services to oil and natural gas operators primarily in Texas and the Appalachian region. We also own and invest in oil and natural gas assets that are primarily located in Texas and New Mexico as a non-operating working interest owner. Through our Warrior Rig Technologies subsidiary we provide pipe handling components and related technology to drilling contractors around the world. As of January 22, 2017, we had a drilling fleet that included 161 APEX® rigs, and we had approximately 1.0 million hydraulic fracturing horsepower to provide pressure pumping services.

Our principal executive offices are located at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064, and our telephone number at that address is (281) 765-7100. Our website address is www.patenergy.com. The information on our website is not part of this prospectus.

As used in this prospectus, the “Company,” “we,” “our,” “us” or like terms mean Patterson-UTI Energy, Inc. and its consolidated subsidiaries unless we state otherwise or the context otherwise requires.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below, any documents we may file pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Stockholders, filed with the SEC on April 15, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our Current Reports on Form 8-K filed on June 2, 2016, July 12, 2016, December 13, 2016, January 5, 2017, January 17, 2017, January 23, 2017 and January 24, 2017; and

•	the description of Patterson-UTI common stock contained in our registration statement on Form S-4 filed with the SEC on July 24, 2003, including any subsequently filed amendments and reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Patterson-UTI Energy, Inc.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

Our common stock is listed and traded on The Nasdaq Global Select Market (the “NASDAQ”). Our reports, proxy statements and other information filed with the SEC can also be inspected and copied at NASDAQ Stock Market, Inc., Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

We also make available free of charge on our website at www.patenergy.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its Internet website.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, without limitation, statements relating to: liquidity; revenue and cost expectations and backlog; financing of operations; oil and natural gas prices; source and sufficiency of funds required for building new equipment, upgrading existing equipment and additional acquisitions (if opportunities arise); impact of inflation; demand for our services; competition; equipment availability; government regulation; debt service obligations; and other matters. Our forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” or the negative thereof and other words and expressions of similar meaning. The forward-looking statements are based on certain assumptions and analyses we make in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from actual future results expressed or implied by the forward-looking statements. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 6, as well as, among others, risks and uncertainties relating to:

Forward-looking statements may include statements about our:

•	Uncertainty as to whether the conditions to closing our previously announced merger (the “SSE merger”) with Seventy Seven Energy Inc. (“SSE”) will be satisfied, including the required approval of our and SSE’s respective stockholders, or whether the SSE merger will be completed;

•	The diversion of management time on merger-related issues;

•	The ultimate timing, outcome and results of integrating our operations with those of SSE;

•	The effects of our business combination with SSE, including the combined company’s future financial condition, results of operations, strategy and plans;

•	Potential adverse reactions or changes to business relationships resulting from the announcement or completion of the SSE merger;

•	Expected benefits from the SSE merger and our ability to realize those benefits;

•	Expectations regarding regulatory approval of the SSE merger;

•	Whether merger-related litigation will occur and, if so, the results of any litigation, settlements and investigations;

•	Availability of capital and the ability to repay indebtedness when due;

•	Volatility in customer spending and in oil and natural gas prices that could adversely affect demand for our services and their associated effect on rates;

•	Loss of key customers;

•	Utilization, margins and planned capital expenditures;

•	Interest rate volatility;

•	Compliance with covenants under our debt agreements;

•	Excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction;

•	Equipment specialization and new technologies;

•	Operating hazards attendant to the natural gas and oil business;

•	Failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed term contracts);

•	Difficulty in building and deploying new equipment;

•	Expansion and development trends of the oil and gas industry;

•	Weather;

•	Shortages, delays in delivery and interruptions in supply of equipment, supplies and materials;

•	The ability to retain management and field personnel;

•	The ability to effectively identify and enter new markets;

•	The ability to realize backlog;

•	Strength and financial resources of competitors;

•	Environmental risks and ability to satisfy future environmental costs;

•	Global economic conditions;

•	Operating costs;

•	Competition and demand for our services;

•	Liabilities from operations for which we or SSE, as applicable, do not have and receive full indemnification or insurance;

•	Governmental regulation;

•	Ability to obtain insurance coverage on commercially reasonable terms;

•	Financial flexibility; and

•	Other financial, operational and legal risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”).

We caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in our most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. The forward-looking statements speak only as of the date made and, other than as required by law, we do not undertake any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements concerning us, the SSE merger or other matters and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the sale of securities we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions and investment in existing and future projects. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement or free writing prospectus.

DESCRIPTION OF CAPITAL STOCK

As of January 23, 2017, our authorized capital stock consisted of 300,000,000 shares of common stock, par value $0.01 per share, of which 148,165,455 shares were outstanding, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding. The following summary of the capital stock and restated certificate of incorporation and amended and restated bylaws of Patterson-UTI Energy, Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws.

Common Stock

Voting Rights

The holders of shares of Patterson-UTI common stock (the “Patterson-UTI shares”) are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Holders of Patterson-UTI shares do not have cumulative voting rights.

Dividends

The holders of Patterson-UTI shares are entitled to receive dividends when, as and if declared by the Patterson-UTI board of directors out of funds legally available therefor. However, if any shares of Patterson-UTI preferred stock are at the time outstanding, the payment of dividends on Patterson-UTI shares or other distributions (including Patterson-UTI’s repurchase of Patterson-UTI shares) will be subject to the declaration and payment of all cumulative dividends on outstanding shares of Patterson-UTI preferred stock.

Liquidation

In the event of the dissolution, liquidation or winding up of Patterson-UTI, the holders of Patterson-UTI shares will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Patterson-UTI indebtedness, and the payment of the aggregate liquidation preference of the preferred stock.

Other Rights

The holders of Patterson-UTI shares do not have any conversion, redemption or preemptive rights.

Transfer Agent and Registrar

The transfer agent and registrar for Patterson-UTI shares is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on the NASDAQ under the symbol “PTEN.”

Preferred Stock

The Patterson-UTI board of directors can, without approval of its stockholders, issue one or more additional series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations of each series by appropriate board resolutions. The terms of the preferred stock will be subject to and qualified by the certificate of designation relating to any applicable series of preferred stock. Undesignated preferred stock may enable the Patterson-UTI board of directors to render more difficult or to discourage an attempt to obtain control of Patterson-UTI by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of Patterson-UTI’s management. As a result, the issuance of shares of a series of preferred stock may discourage bids for Patterson-UTI shares or may otherwise adversely affect the market price of Patterson-UTI shares or any other of Patterson-UTI preferred stock. The issuance of shares of preferred stock may also adversely affect the rights of the holders of Patterson-UTI shares. For example, any preferred stock issued may rank prior to Patterson-UTI shares as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into Patterson-UTI shares or other securities.

Section 203 of DGCL

Patterson-UTI is subject to Section 203 of the DGCL. Subject to limited exceptions, Section 203 of the DGCL prohibits “business combinations,” including certain mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (1) the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the corporation prior to the transaction, (2) after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of the interested stockholder and (b) shares held by specified employee benefit plans, or (3) at or subsequent to such time the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2⁄3% of the outstanding voting stock, excluding shares held by the interested stockholder.

Other Provisions Having a Possible Anti-Takeover Effect

In addition to being subject to Section 203 of the DGCL, Patterson-UTI’s restated certificate of incorporation and amended and restated bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The following paragraphs set forth a summary of these provisions:

Special Meetings of Stockholders

The Patterson-UTI restated certificate of incorporation provides that special meetings of stockholders may be called only by the Patterson-UTI board of directors (or a majority of the members thereof), the chief executive officer, the president or the holders of a majority of the outstanding stock entitled to vote at such special meeting. This provision will make it more difficult for Patterson-UTI stockholders to call a special meeting.

No Stockholder Action by Written Consent

The Patterson-UTI restated certificate of incorporation provides that stockholder action may be taken only at annual or special meetings and not by written consent of the stockholders.

PLAN OF DISTRIBUTION

We may sell shares of our common stock pursuant to this prospectus and any accompanying prospectus supplement:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers, including existing shareholders; or

•	any combination of the foregoing methods.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents and any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices at varying prices determined at the time of sale, or at negotiated prices or prices.

By Agents

Securities offered by us pursuant to this prospectus may be sold through agents designated by us. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

By Underwriters

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters must purchase all the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

Securities offered by us pursuant to this prospectus may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Arrangements

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Patterson-UTI Energy, Inc. for the year ended December 31, 2015 and the audited historical financial statements of Seventy Seven Energy Inc. included as Exhibit 99.1 to Patterson-UTI Energy, Inc.’s Current Report on Form 8-K dated January 23, 2017 have been so incorporated in reliance on the reports (which the Seventy Seven Energy Inc. report contains an explanatory paragraph relating to Seventy Seven Energy Inc. actively exploring and evaluating strategic alternatives to reduce the level of its long-term debt and lower its future cash interest obligations) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

14,800,000 Shares

Patterson-UTI Energy, Inc.

Common Stock

Prospectus Supplement

                , 2017

Goldman, Sachs & Co.

BofA Merrill Lynch

Scotia Howard Weil

Wells Fargo Securities